Free Writing Prospectus No. 824 Registration Statement No. 333-156423 Dated June 1, 2011 Filed Pursuant to Rule 433

Morgan Stanley Performance Allocation Securities
Linked to the Best Performing Among Three Equity Indices to be Due Between December ●, 2016 and June ●, 2017.

Investment Description

Performance Allocation Securities (the “Securities”) are unsubordinated and unsecured debt securities issued by Morgan Stanley (“Morgan Stanley” or the “issuer”) linked to the best performing reference index among three equity indices, the S&P 500® Index, the MSCI EAFE Index® and the MSCI Emerging Markets IndexSM (each a “reference index”).  Each $10.00 principal amount of the Securities is being offered for $10.00 plus an upfront fee of $0.35. At maturity, the issuer will pay the principal amount plus the return of the best performing reference index. If the return of the best performing reference index is negative, you will be fully exposed to that negative index return and the issuer will pay you an amount at maturity that is less than the principal amount by an amount proportionate to the decline of the best performing reference index over the term of the Securities. Due to the upfront fee, the return of the best performing reference index will need to be at least 3.5% for you to receive at least your initial investment at maturity. Investing in the Securities involves significant risks. The Securities do not pay interest, and you will lose some or all of your initial investment if the return of the best performing reference index is negative or not sufficiently positive to offset the upfront fee.  Any payment on the Securities is subject to the creditworthiness of Morgan Stanley. If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates*
❑	Performance Allocation Feature: At maturity, the return on your investment in the Securities is linked to the return of the best performing of the three reference indices, regardless of the return of the other two reference indices.	Trade Date	June 27, 2011
		Settlement Date	June 30, 2011
		Final Valuation Date**	3 business days prior to the maturity date
		Maturity Date**	Between December ●, 2016 and June ●, 2017
❑	Full Downside Market Exposure to Best Performing Reference Index: If the return of the best performing reference index is negative, you will be fully exposed to that negative index return and the issuer will pay you an amount at maturity that is less than the principal amount by an amount proportionate to the decline of the best performing reference index over the term of the Securities, and you will lose some or all of your investment. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.		(to be determined on the trade date)
* Expected ** Subject to postponement in the event of a market disruption event. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF ANY PRINCIPAL AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BEST PERFORMING REFERENCE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Security Offering

We are offering Performance Allocation Securities linked to the best performing among three equity indices.  The Securities are offered at a minimum investment of $1,035, or 100 Securities at $10.35 per Security and integral multiples thereof.  The starting levels of each reference index will be determined on the trade date.

S&P 500 Bloomberg Symbol(1)	S&P 500 Starting Level	MSCI EAFE Bloomberg Symbol(1)	MSCI EAFE Starting Level	MSCI EM Bloomberg Symbol(1)	MSCI EM Starting Level	CUSIP	ISIN
SPX	•	MXEA	•	MXEF	•	61760E374	US61760E3743

(1)
Bloomberg symbols are being provided for reference purposes only.  The starting level and the ending level of each reference index will be determined as set forth under “Additional Terms of the Securities—Some Definitions” in this free writing prospectus.

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley
Per Security	$10.35	$0.35	$10.00
Total	$•	$•	$•

(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 3.5% for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 26 of this free writing prospectus.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 26 of this free writing prospectus.

UBS Financial Services Inc.	Morgan Stanley

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003005/dp12094_424b2-seriesf.htm

t	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Performance Allocation Securities that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated December 23, 2008 and the Morgan Stanley prospectus supplement dated December 23, 2008, respectively.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as the best performing among the three reference indices.

t You seek an investment linked to the best performing of the three reference indices and believe that one of the reference indices will appreciate over the term of the Securities and will appreciate sufficiently to offset the upfront fee.

t You would be willing to invest in the Securities if the maturity date was set anywhere in the range indicated on the cover of this document (the actual maturity date will be set on the trade date).

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the reference indices.

t You do not seek current income from your investment and are willing to forgo dividends paid on the stocks underlying the reference indices.

t You are willing to hold the Securities to maturity (the actual maturity date will be set on the trade date) and accept the risk that there may be little or no secondary market for the Securities.

t You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You require an investment designed to provide for the repayment of principal at maturity.

t You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that has the same downside market risk as the best performing among the three reference indices.

t You do not seek an investment linked to the best performing of the three reference indices, you believe that the level of all three reference indices will decline over the term of the Securities or that none of the three reference indices will appreciate sufficiently to offset the upfront fee.

t You would not be willing to invest in the Securities if the maturity date was set anywhere in the range indicated on the cover of this document (the actual maturity date will be set on the trade date).

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the reference indices.

t You seek current income from this investment or prefer to receive the dividends paid on the stocks underlying the reference indices.

t You are unable or unwilling to hold the Securities to maturity (the actual maturity date will be set on the trade date) or you seek an investment for which there will be an active secondary market.

t You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Indicative Terms		Investment Timeline
Issuer:	Morgan Stanley
Issue Price per Security:	$10.35. The Securities are offered at a minimum investment of $1,035 (or 100 Securities).
Upfront Fee per Security:	$0.35, which is included in the issue price.
Principal Amount per Security:
$10.00. The payment at maturity will be based on the principal amount per Security. You will receive less than your initial investment in the Securities at maturity unless the return of the best performing reference index is sufficient to offset the upfront fee included in the issue price for the Securities.

Term:	Five years and six months to six years (to be determined on the trade date)
Reference Indices:	The S&P 500 Index (the "S&P 500"), the MSCI EAFE Index (the "MSCI EAFE") and the MSCI Emerging Markets Index (the "MSCI EM").
Payment at Maturity per Security:
$10.00 + ($10.00 × Index Return of Best Performing Reference Index)

The Securities do not guarantee any return of principal at maturity. The Securities are fully exposed to any negative return of the best performing reference index and, as a result, you risk a loss of your principal in an amount proportionate to the decline of the best performing reference index over the term of the Securities, up to your entire initial investment. Due to the upfront fee, the return of the best performing reference index will need to be at least 3.5% for you to receive at least your initial investment at maturity.

Best Performing Reference Index:	The reference index with the highest index return as of the final valuation date.
Index Return:	For each reference index, the return of such index calculated as follows: Ending Level – Starting Level Starting Level
Starting Level:	For each reference index, the closing level of such index on the trade date published by the index publisher, as determined by the calculation agent.
Ending Level:	For each reference index, the closing level of such index on the final valuation date published by the index publisher, as determined by the calculation agent.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.  ANY PAYMENT ON THE SECURITIES, IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Payments on the Securities at Maturity

The following table and examples illustrate the payment at maturity on the Securities for a range of returns for the best performing reference index. The hypothetical examples are based on the hypothetical values set forth below to illustrate how the Securities work and do not reflect the actual starting levels.  The starting levels of each reference index will be determined on the trade date.

t	Principal amount (per Security): $10.00

t	Issue price (per Security): $10.35

t	S&P 500 starting level: 1,300

t	MSCI EAFE starting level: 1,700

t	MSCI EM: starting level: 1,100

Best Performing Reference Index Return	Payment at Maturity (Per Security)	Total Return on the Securities Based on Principal Amount	Total Return on the Securities Based on Issue Price
100.00%	$20.00	100.00%	93.24%
90.00%	$19.00	90.00%	83.57%
80.00%	$18.00	80.00%	73.91%
70.00%	$17.00	70.00%	64.25%
60.00%	$16.00	60.00%	54.59%
50.00%	$15.00	50.00%	44.93%
40.00%	$14.00	40.00%	35.27%
30.00%	$13.00	30.00%	25.60%
20.00%	$12.00	20.00%	15.94%
10.00%	$11.00	10.00%	6.28%
5.00%	$10.50	5.00%	1.45%
3.50%	$10.35	3.50%	0.00%
0.00%	$10.00	0.00%	-3.38%
-5.00%	$9.50	-5.00%	-8.21%
-10.00%	$9.00	-10.00%	-13.04%
-20.00%	$8.00	-20.00%	-22.71%
-30.00%	$7.00	-30.00%	-32.37%
-40.00%	$6.00	-40.00%	-42.03%
-50.00%	$5.00	-50.00%	-51.69%
-60.00%	$4.00	-60.00%	-61.35%
-70.00%	$3.00	-70.00%	-71.01%
-80.00%	$2.00	-80.00%	-80.68%
-90.00%	$1.00	-90.00%	-90.34%
-100.00%	$0.00	-100.00%	-100.00%

Example 1	Example 2	Example 3
t S&P 500 ending level: 1,430 (Index return: 10%)	t S&P 500 ending level: 1,040 (Index return: -20%)	t S&P 500 ending level: 780 (Index return: -40%)
t MSCI EAFE ending level: 1,742.5 (Index return: 2.5%)	t MSCI EAFE ending level: 1,530 (Index return: -10%)	t MSCI EAFE ending level: 1,530 (Index return: -10%)
t MSCI EM ending level: 1,155 (Index return: 5%)	t MSCI EM ending level: 1,127.5 (Index return: 2.5%)	t MSCI EM ending level: 880 (Index return: -20%)
t Payment at maturity: $11.00 (Return on $10.35 investment: 6.28%)	t Payment at maturity: $10.25 (Return on $10.35 investment: -0.97%)	t Payment at maturity: $9.00 (Return on $10.35 investment: -13.04%)

In Example 1, the return of the best performing reference index (S&P 500) is 10%. As a result, we pay $10.00 + ($10.00 × 10%), or $11.00, at maturity. In this example, given an initial investment of $10.35, the total return on the Securities is ($11.00 – $10.35)/$10.35, or 6.28%.

In Example 2, the return of the best performing reference index (MSCI EM) is 2.5%. As a result, we pay $10.00 + ($10.00 × 2.5%), or $10.25, at maturity. In this example, given an initial investment of $10.35, the total return on the Securities is ($10.25 – $10.35)/$10.35, or -0.97%. If the return of the best performing reference index is not sufficiently positive to offset the upfront fee, you will lose some of your initial investment.

In Example 3, the return of the best performing reference index (MSCI EAFE) is -10%. As a result, we pay $10.00 + ($10.00 × -10%), or $9.00, at maturity. In this example, given an initial investment of $10.35, the total return on the Securities is ($9.00 – $10.35)/$10.35, or -13.04%. If the return of the best performing reference index is negative, you will lose some or all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t
You may lose some or all of your investment — You may lose some or all of your initial investment. The Securities differ from conventional debt securities in that they do not guarantee the repayment of any principal amount at maturity. The Securities are also subject to the upfront fee. The return on the Securities at maturity is linked to the performance of the best performing of the three reference indices and will depend on whether, and the extent to which, the return of the best performing reference index is positive or negative. If the return of the best performing reference index is negative, you will be fully exposed to that negative index return and the issuer will pay you an amount at maturity that is less than the principal amount by an amount proportionate to the decline of the best performing reference index over the term of the Securities, and you will lose some or all of your initial investment.  Due to the upfront fee, if the return of the best performing reference index is not at least 3.5%, you will suffer a loss on your initial investment in the Securities.

t
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Securities — Investors are dependent on our ability to pay all amounts due on the Securities at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t
The term of the Securities is determined by Morgan Stanley on the trade date — We will not fix the maturity date until the trade date, and so you will not know the exact term or the final valuation date of the Securities at the time that you make your investment decision. The term could be as short as five years and six months, and as long as six years. You should be willing to hold your Securities for up to six years, and the maturity date selected by us could have an impact on the value of the Securities.

t
The upfront fee will have a negative effect on the return potential of the Securities — The issue price of each Security exceeds the principal amount per Security by the amount of the upfront fee. The payment at maturity will be calculated on the basis of the principal amount and not the issue price, and the upfront fee represents an immediate cost to you.  Therefore, if the return of the best performing reference index is positive, but is insufficient to offset the effect of the upfront fee, you will suffer a loss on your investment in the Securities.

t
You will only receive a payout based on the best performing reference index return at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full return of the best performing reference index at the time of sale and the return you realize may be less than the best performing reference index’s return even if such return is positive.

t	No interest payments – Morgan Stanley will not make any periodic interest payments with respect to the Securities.

t
Owning the Securities is not the same as owning the index constituent stocks — The return on your Securities may not reflect the return you would realize if you actually owned the constituent stocks of the best performing reference index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities.  In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the index constituent stocks may have.

t
Equity market risk — The return on the Securities, which may be positive or negative, is directly linked to the performance of the best performing reference index and indirectly linked to the value of the stocks underlying the best performing reference index.  The levels of the reference indices can rise or fall sharply due to factors specific to each such reference index or any of the constituent stocks included in each reference index, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

t
Returns of reference indices may be highly correlated — While the three reference indices track equity markets in different countries, the index returns may be highly correlated in some situations, for example in a global economic recession. Although the return on your investment in the Securities will be linked to the return of the best performing reference index, you will not be able to avoid a loss on your investment in the event that all three reference indices decline in value or do not increase sufficiently to offset the upfront fee.

t
Morgan Stanley cannot control actions taken by any index sponsor and the index sponsors have no obligation to consider your interests — Morgan Stanley and its affiliates are not affiliated with the respective sponsors of the reference indices (the ‘‘index sponsors’’) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of any reference index. The index sponsors are not involved in the offer of the Securities in any way and have no obligation to consider your interest as an owner of the Securities in taking any actions or making any judgments that might affect the market value of your Securities.

t
There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
No assurance that the investment view implicit in the Securities will be successful —  It is impossible to predict whether and the extent to which the level of the reference indices will rise or fall.  There can be no assurance that the ending level of the best performing reference index will be sufficiently above its starting level to offset the upfront fee or that its ending level will not result in a negative index return. The ending level of each reference index will be influenced by complex and interrelated political, economic, financial and other factors that affect such reference index and the issuers of the stocks underlying such reference index.  You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.

t
The Securities may be subject to non-U.S. securities market risk — Your return at maturity may be linked to either the MSCI EAFE or MSCI EM indices.  These reference indices include index constituent stocks that are issued by non-U.S. companies in non-U.S. securities markets.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross domestic product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t
The Securities may be subject to emerging markets risk — The return on the Securities may be linked to the MSCI EM, and, therefore, to that extent may be subject to emerging markets risk. The stocks included in the MSCI EM have been issued by companies in various emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

t
The Securities may be subject to currency exchange risk — Because the prices of the non-U.S. stocks included in the MSCI EAFE and MSCI EM indices are converted into dollars for the purposes of calculating the level of each reference index, investors in the Securities may be exposed to currency exchange rate risk with respect to each of the non-U.S. countries represented in such reference indices. If one of these reference indices were the best performing reference index, an investor’s net exposure will depend on the extent to which the currencies of the non-U.S. stocks included in the MSCI EAFE or MSCI EM indices strengthen or weaken against the U.S. dollar. If, taking into account such weighting, the U.S. dollar strengthens against the respective currencies in which such reference index constituent stocks are denominated, the level of that reference index will be adversely affected and the payment at maturity of the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE or MSCI EM indices and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MSCI EAFE or MSCI EM indices and the United States and other countries important to international trade and finance.

t
Changes affecting the reference indices could have an adverse effect on the value of the Securities — The policies of Standard & Poor’s Financial Services LLC and MSCI Inc., the sponsors of the reference indices, respectively, (the ‘‘index sponsors’’), concerning additions, deletions and substitutions of the index constituent stocks for each reference index and the manner in which the index sponsors take account of certain changes affecting those index constituent stocks may adversely affect the level of the reference indices. The policies of the index sponsors with respect to the calculation of the reference indices could also adversely affect the level of the reference indices. The index sponsors may discontinue or suspend calculation or dissemination of any of the reference indices. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued reference index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any such actions could have an adverse effect on the value of the Securities.

t
Price of the Securities prior to maturity —The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the levels of the reference indices; the volatility of the reference indices; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and any actual or anticipated changes in our credit ratings or credit spreads.

t
Impact of fees on the secondary market price of the Securities — Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude the upfront fee or the cost of hedging our obligations under the Securities that is included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities — One or more of our subsidiaries expect to carry out hedging activities related to the Securities (and possibly to other instruments linked to the reference indices or their component stocks), including trading in the stocks that constitute the reference indices as well as in other instruments related to the reference indices.  Some of our subsidiaries also trade the stocks that constitute the reference indices and other financial instruments related to the reference indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the trade date could potentially affect the starting levels and, therefore, could increase the value at which the reference indices must close on the final valuation date before you would receive a payment at maturity that exceeds your initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the final valuation date, could adversely affect the value of the reference indices on the final valuation date and, accordingly, the amount of cash you will receive at maturity, if any.

t
Potential conflict of interest — Morgan Stanley and its affiliates may engage in business related to any of the reference indices or index constituent stocks, which may present a conflict between the obligations of Morgan Stanley and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the index return of each reference index and calculate the payment at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending levels in the event of a discontinuance of any reference index, may adversely affect the payout to you at maturity.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley or UBS Financial Services Inc. — Morgan Stanley and its affiliates, or UBS Financial Services Inc. and its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the levels of the reference indices, and therefore the market value of the Securities.

t
Uncertain tax treatment — Please note that the discussions in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities, commodities or foreign currencies;

t	investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts;

t	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

t	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

In addition, we will not attempt to ascertain whether any issuers of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code or as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this free writing prospectus may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or resident of the United States;

t	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected and subject to the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Information about the Reference Indices

Included on the following pages for each reference index is a brief description and a table showing five years of quarterly high and low closing levels, as reported by Bloomberg. Past performance of the reference indices is not indicative of future performance. All disclosures contained in this document regarding the reference indices is derived from publicly available information. Neither Morgan Stanley nor any of its affiliates assumes any responsibility for the adequacy or accuracy of such disclosures, and you should make your own investigation into the reference indices.

S&P 500® Index

The S&P 500® was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and is calculated, maintained and published by Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc., which we refer to as S&P.

The S&P 500 is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock.  The 500 companies are not the 500 largest companies listed on The New York Stock Exchange and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 is calculated using a base-weighted aggregate methodology: the level of the S&P 500 reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500 is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500, it is the only link to the original base period value of the S&P 500.  The S&P 500 Index Divisor keeps the S&P 500 comparable over time and is the manipulation point for all adjustments to the S&P 500 (“S&P 500 Index Maintenance”).

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 require a S&P 500 Index Divisor adjustment.  By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 remains constant.  This helps maintain the value of the S&P 500 as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 does not reflect the corporate actions of individual companies in the S&P 500.  All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus: Price of Rights Right Ratio	Yes
Spin-Off	Price of parent company minus: Price of Spinoff Co. Share Exchange Ratio	Yes

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value New S&P 500 Divisor	= Pre-Event Index Value

New S&P 500 Divisor =	Post-Event Aggregate Market Value Pre-Event Index Value

A large part of the S&P 500 maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this free writing prospectus:

The Securities are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500 to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500, which is determined, composed and calculated by S&P without regard to us or the Securities.  S&P has no obligation to take our needs or the needs of the owners of the Securities into consideration in determining, composing or calculating the S&P 500.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500, based on daily closing levels, as reported by Bloomberg. The closing level of the S&P 500 on May 25, 2011 was 1,320.47. Past performance of the S&P 500 is not indicative of the future performance of the S&P 500.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2006	3/31/2006	1,307.25	1,248.29	1,294.83
4/1/2006	6/30/2006	1,325.76	1,223.69	1,270.20
7/1/2006	9/30/2006	1,339.15	1,234.49	1,335.85
10/1/2006	12/31/2006	1,427.09	1,331.32	1,418.30
1/1/2007	3/31/2007	1,459.68	1,374.12	1,420.86
4/1/2007	6/30/2007	1,539.18	1,424.55	1,503.35
7/1/2007	9/30/2007	1,553.08	1,406.70	1,526.75
10/1/2007	12/31/2007	1,565.15	1,407.22	1,468.36
1/1/2008	3/31/2008	1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008	1,426.63	1,278.38	1,280.00
7/1/2008	9/30/2008	1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008	1,161.06	752.44	903.25
1/1/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,115.10
1/1/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	5/25/2011*	1,363.61	1,305.14	1,320.47

*
As of the date of this free writing prospectus, available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through May 25, 2011.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the performance of the S&P 500 from January 1, 2006 through May 25, 2011, based on information from Bloomberg. Past performance of the S&P 500 is not indicative of the future performance of the S&P 500.

MSCI EAFE Index®

The MSCI EAFE Index® is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada.  As of March 2011, the MSCI EAFE consisted of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.  The MSCI EAFE includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as Developed Markets.  The MSCI EAFE was developed with a base value of 100 as of December 31, 1969.  The MSCI EAFE is reported by Bloomberg Financial Markets under ticker symbol “MXEA.” See “—MSCI Global Investable Market Indices Methodology” for more information on the methodology of the MSCI EAFE.

Historical Information

The following table sets forth the quarterly high and low closing levels for the MSCI EAFE, based on daily closing levels, as reported by Bloomberg. The closing level of the MSCI EAFE on May 25, 2011 was 1,673.23. Past performance of the MSCI EAFE is not indicative of the future performance of the MSCI EAFE.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2006	3/31/2006	1,841.74	1,684.06	1,827.65
4/1/2006	6/30/2006	1,980.26	1,681.70	1,822.88
7/1/2006	9/30/2006	1,914.88	1,708.45	1,885.26
10/1/2006	12/31/2006	2,074.48	1,890.59	2,074.48
1/1/2007	3/31/2007	2,182.60	2,030.00	2,147.51
4/1/2007	6/30/2007	2,285.36	2,152.13	2,262.24
7/1/2007	9/30/2007	2,335.70	2,039.86	2,300.38
10/1/2007	12/31/2007	2,388.74	2,179.99	2,253.36
1/1/2008	3/31/2008	2,253.36	1,913.53	2,038.62
4/1/2008	6/30/2008	2,206.72	1,957.23	1,967.19
7/1/2008	9/30/2008	1,934.39	1,553.15	1,553.15
10/1/2008	12/31/2008	1,568.20	1,044.23	1,237.42
1/1/2009	3/31/2009	1,281.02	911.39	1,056.23
4/1/2009	6/30/2009	1,361.36	1,071.10	1,307.16
7/1/2009	9/30/2009	1,580.58	1,251.65	1,552.84
10/1/2009	12/31/2009	1,617.99	1,496.75	1,580.77
1/1/2010	3/31/2010	1,642.20	1,451.53	1,584.28
4/1/2010	6/30/2010	1,636.19	1,305.12	1,348.11
7/1/2010	9/30/2010	1,570.36	1,337.85	1,561.01
10/1/2010	12/31/2010	1,675.07	1,535.13	1,658.30
1/1/2011	3/31/2011	1,758.97	1,597.15	1,702.55
4/1/2011	5/25/2011*	1,809.61	1,661.43	1,673.23

*
As of the date of this free writing prospectus, available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through May 25, 2011.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the performance of the MSCI EAFE from January 1, 2006 through May 25, 2011, based on information from Bloomberg. Past performance of the MSCI EAFE is not indicative of the future performance of the MSCI EAFE.

MSCI Emerging Markets IndexSM

The MSCI Emerging Markets IndexSM is a free float-adjusted market capitalization index that is designed to measure the equity market performance of emerging markets.  As of March 2011, the MSCI EM consisted of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.  The MSCI EM includes components from all countries designated by MSCI as emerging markets.  The MSCI EM was developed with a base value of 100 as of December 31, 1987.  The MSCI EM is reported by Bloomberg Financial Markets under ticker symbol “MXEF.” See “—MSCI Global Investable Market Indices Methodology” for more information on the methodology of the MSCI Emerging Markets IndexSM.

Historical Information

The following table sets forth the quarterly high and low closing levels for the MSCI EM, based on daily closing levels, as reported by Bloomberg. The closing level of the MSCI EM on May 25, 2011 was 1,118.02. Past performance of the MSCI EM is not indicative of the future performance of the MSCI EM.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2006	3/31/2006	791.85	707.01	787.80
4/1/2006	6/30/2006	881.51	665.27	747.54
7/1/2006	9/30/2006	789.96	710.33	778.16
10/1/2006	12/31/2006	912.65	774.38	912.65
1/1/2007	3/31/2007	943.88	844.18	929.03
4/1/2007	6/30/2007	1,066.99	928.13	1,059.69
7/1/2007	9/30/2007	1,204.90	956.86	1,204.90
10/1/2007	12/31/2007	1,338.49	1,183.93	1,245.59
1/1/2008	3/31/2008	1,245.95	1,041.06	1,104.58
4/1/2008	6/30/2008	1,249.73	1,084.79	1,087.12
7/1/2008	9/30/2008	1,068.75	767.84	786.92
10/1/2008	12/31/2008	786.17	454.34	567.04
1/1/2009	3/31/2009	607.40	475.08	569.97
4/1/2009	6/30/2009	802.21	580.76	761.30
7/1/2009	9/30/2009	922.31	723.05	914.05
10/1/2009	12/31/2009	989.47	901.39	989.47
1/1/2010	3/31/2010	1,028.07	894.07	1,010.33
4/1/2010	6/30/2010	1,047.51	855.52	917.99
7/1/2010	9/30/2010	1,075.53	909.30	1,075.53
10/1/2010	12/31/2010	1,155.94	1,075.85	1,151.38
1/1/2011	3/31/2011	1,170.87	1,087.10	1,170.87
4/1/2011	5/25/2011*	1,206.49	1,113.80	1,118.02

*
As of the date of this free writing prospectus, available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through May 25, 2011.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the performance of the MSCI EM from January 1, 2006 through May 25, 2011, based on information from Bloomberg. Past performance of the MSCI EM is not indicative of the future performance of the MSCI EM.

MSCI Global Investable Market Indices Methodology

Constructing the MSCI Global Investable Market Indices

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard.

Defining the Equity Universe

Identifying Eligible Equity Securities. The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange-traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

Country Classification of Eligible Securities. Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

t
Equity Universe Minimum Size Requirement. This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

t
Equity Universe Minimum Float-Adjusted Market Capitalization Requirement. This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

t
DM and EM Minimum Liquidity Requirement. This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

t
Global Minimum Foreign Inclusion Factor Requirement. This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI EAFE® Index’s ability to fully and fairly represent the characteristics of the underlying market.

t
Minimum Length of Trading Requirement. This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

t	Investable Market Index (Large + Mid + Small)

t	Standard Index (Large + Mid)

t	Large Cap Index

t	Mid Cap Index

t	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.  The application of this requirement involves the following steps:

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P’s, the Global Industry Classification Standard (“GICS®”).  The GICS entails four levels of classification:  (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

t	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

o	Updating the indices on the basis of a fully refreshed Equity Universe.

o	Taking buffer rules into consideration for migration of securities across size and style segments.

o	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

t	Quarterly Index Reviews (“QIRs”) in February and August (in addition to the SAIRs in May and November) of the Size Segment Indices aimed at:

o	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

o	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

o	Reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

t
Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation in the MSCI indices.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI indices.

Index Calculation

Price Index Level

The MSCI indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking.  As a general principle, the level of the relevant MSCI index level is obtained by applying the change in the market performance to the previous period level for such MSCI index.

PriceIndexLevelUSDt = PriceIndexLevelUSDt-1 ×	IndexAdjustedMarketCapUSDt IndexInitialMarketCapUSDt

PriceIndexLevelLocalt = PriceIndexLevelLocalt-1 ×	IndexAdjustedMarketCapForLocalt IndexInitialMarketCapUSDt

Where:

t	PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1

t	IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t

t	IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t

t	PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1

t	IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t

Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD

Security Price Index Level

SecurityPriceIndexLevelt = SecurityPriceIndexLevelt-1 ×	SecurityAdjustedMarketCapForLocalt SecurityInitialMarketCapUSDt

SecurityAdjustedMarketCapForLocalt =	EndOfDayNumberOfSharest-1 × PricePerSharet × InclusionFactort × PAFt FXratet-1	×	ICIt ICIt-1

SecurityInitialMarketCapUSDt =	EndOfDayNumberOfSharest-1 × PricePerSharet-1 × InclusionFactort FXratet-1

Where:

t	SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1.

t	SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.

t	SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t.

t	EndOfDayNumberOfSharest-1 is the number of shares of security s at time t-1.

t	PricePerSharet is the price per share of security s at time t.

t	PricePerSharet-1 is the price per share of security s at time t-1.

t
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

t	PAFt is the Price Adjustment Factor of security s at time t.

t	FXratet-1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

t
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

t	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Index Market Capitalization
IndexAdjustedMarketCapUSDt =	∑	EndOfDayNumberOfSharest-1 × PricePerSharet × InclusionFactort × PAFt FXratet
s∈I,t

IndexAdjustedMarketCapForLocalt =	∑(	EndOfDayNumberOfSharest-1 × PricePerSharet × InclusionFactort × PAFt FXratet-1	×	ICIt ICIt-1)
s∈I,t

IndexInitialMarketCapUSDt =	∑	EndOfDayNumberOfSharest-1 × PricePerSharet × InclusionFactort FXratet-1
s∈I,t

Where:

t	EndOfDayNumberOfSharest-1 is the number of shares of security s at time t-1.

t	PricePerSharet is the price per share of security s at time t.

t	PricePerSharet-1 is the price per share of security s at time t-1.

t
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

t	PAFt is the Price Adjustment Factor of security s at time t.

t	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

t	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

t
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

t	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Corporate Events

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers. In tender offers, the acquired or merging security is generally deleted from the MSCI indices at the end of the initial offer period, when the offer is likely to be successful and / or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

Corporate Actions. Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Suspensions and Bankruptcies. MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

Certain MSCI Indices are Subject to Currency Exchange Risk.  Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of certain MSCI indices, investors in the Securities linked to such MSCI indices will be exposed to currency exchange rate risk.  Exposure to currency changes will depend on the extent to which the relevant currency strengthens or weakens against the U.S. dollar.  The devaluation of the U.S. dollar against the applicable currency will result in an increase in the value of the relevant index.  Conversely, if the U.S. dollar strengthens against such currency, the value of such index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the indices, and any negative currency impact on the indices may significantly decrease the value of the Securities.  The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the indices which are converted into U.S. dollars.

License Agreement between MSCI and Morgan Stanley. MSCI and Morgan Stanley have entered into a nonexclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI indices, which are owned and published by MSCI, in connection with certain securities, including the Securities.

The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this free writing prospectus:

THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ITS OR THEIR DIRECT OR INDIRECT THIRD PARTY INFORMATION SOURCES OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. THE SECURITIES HAVE NOT BEEN REVIEWED OR PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE SECURITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR MANAGER OF OR INVESTORS IN THE SECURITIES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY FINANCIAL PRODUCT GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE SECURITIES OR THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE SECURITIES OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE SECURITIES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE AMOUNT OR TYPE OF CONSIDERATION INTO WHICH THE SECURITIES ARE

REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE SECURITIES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES OR OTHERWISE.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF THE SECURITIES, INVESTORS IN THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THE SECURITIES OR USE ANY MSCI INDEX WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability, or any representations or warranties, made by Morgan Stanley elsewhere in this document to prospective or actual purchasers of or investors in the Securities.

“MSCI EAFE Index®” and “MSCI Emerging Markets IndexSM” are trademarks or service marks of MSCI and have been licensed for use by Morgan Stanley.  The Securities are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Securities.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this free writing prospectus below:

t
“closing level” means, on any index business day for a reference index, the closing value of the reference index, or any successor index (as defined under “—Discontinuance of a Reference Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that index business day by the index publisher.  In certain circumstances, the closing level will be based on the alternate calculation of the reference index as described under “—Discontinuance of a Reference Index; Alteration of Method of Calculation.”

t
“index business day” means a day, for a reference index, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the reference index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t	“market disruption event” means, with respect to a reference index, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion:

(i)   (a)  a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the reference index (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or

(b)  a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the reference index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(c)  the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the reference index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii)   a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the reference index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the reference index shall be based on a comparison of (x) the portion of the value of the reference index attributable to that security relative to (y) the overall value of the reference index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the reference index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the reference index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the reference index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t
“relevant exchange” means, with respect to a reference index, the primary exchange(s) or market(s) of trading for (i) any security then included in the reference index, or any successor index, and (ii) any futures or options contracts related to the reference index or to any security then included in the reference index.

Postponement of Final Valuation Date and Maturity Date

In the calculation of the payment at maturity, the calculation agent will take into account market disruption events and non-index business days as follows: If the scheduled final valuation date is not an index business day or if a market disruption event with respect to a reference index occurs on such date, the closing level for such date will be determined on the immediately succeeding index business day on which no market disruption event shall have occurred; provided that the closing level with respect to the final valuation date will not be determined on a date later than the fifth scheduled index business day after the scheduled final valuation date, and if such date is not an index business day or if there is a market disruption event on such date, the calculation agent will determine the closing level of the reference index on such date in accordance with the formula for calculating such index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the reference index.

If the final valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final valuation date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the calculation agent and shall be an amount in cash equal to the payment at maturity calculated as if the final valuation date were the date of acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as the Depositary, of the cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.

Discontinuance of a Reference Index; Alteration of Method of Calculation

If an index publisher discontinues publication of a reference index and the index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued reference index (such index being referred to herein as a “successor index”), then any subsequent closing level of the reference index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the closing level is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of such Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the relevant Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If an index publisher discontinues publication of a reference index prior to, and such discontinuance is continuing on, the final valuation date or the date of acceleration and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the closing level of the reference index for each such date.  The closing level of the reference index will be computed by the calculation agent in accordance with the formula for and method of calculating the reference index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on the final valuation date or date of acceleration of each security most recently constituting the reference index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the reference index may adversely affect the value of the Securities.

If at any time the method of calculating a reference index or successor index, or the value thereof, is changed in a material respect, or if the reference index or successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the reference index or successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the reference index or successor index, as adjusted.  Accordingly, if the method of calculating the reference index or successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the reference index or successor index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is Morgan Stanley & Co. LLC (“MS & Co.”).

Calculation Agent and Calculations

The “calculation agent” for the Securities will be MS & Co.  As calculation agent, MS & Co. will determine the starting levels, the ending levels, whether a market disruption event has occurred and the payment that you will receive at maturity.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the payment at maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the calculation agent must make.  See “—Discontinuance of a Reference Index; Alteration of Method of Calculation” and the definition of market disruption event under “—Some Definitions”. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions (as shown on the cover page of this free writing prospectus) paid with respect to the Securities and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

On or prior to the trade date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the reference indices; in futures or options contracts on the reference indices or their component stocks listed on major securities markets; or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase or sale activity could affect the value of the reference indices, and therefore adversely affect the value at which such reference indices must close on any final valuation date or review date before you would receive at maturity a payment that exceeds your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the final valuation date, by purchasing and selling the stocks constituting the reference indices; in futures or options contracts on the reference indices or their component stocks listed on major securities markets; or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the reference indices and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  The upfront fee included in the issue price for the Securities will be distributed to the agent in the form of the underwriting discount as set forth on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission equal to $0.35 for each Security it sells.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the securities underlying the reference indices in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.